     For Immediate Release
     May 13, 2015

Aleris Reports First Quarter 2015 Results
CLEVELAND, Ohio – May 13, 2015 – Aleris Corporation today reported results for the three months ended March 31, 2015. Except as otherwise indicated, all amounts reflect the divested recycling and extrusions businesses as discontinued operations.

First Quarter Summary

▪	Adjusted EBITDA of $55 million, up 27 percent compared to first quarter of 2014

▪	Completed divestitures of recycling and extrusions businesses for $518 million of net proceeds

▪	Global automotive volumes up 17 percent versus last year

▪	Global aerospace volumes up 3 percent compared to prior year

▪	Improved North America performance driven by higher volumes and margins

▪	Stronger U.S. dollar positively impacted Europe profitability

▪	Asia Pacific key plate qualifications, now include Airbus, Boeing, Bombardier and COMAC

▪	Pro Forma liquidity of $584 million as of March 31, 2015; gives effect to preliminary working capital adjustment from the recycling sale received in April

Second Quarter Outlook

▪	Automotive volumes expected to exceed prior year

▪	Continued seasonal improvement in North America volumes and margins

▪	Aerospace margins to benefit from a stronger U.S. dollar; expect higher volumes than prior year

▪	Strengthening scrap spreads due to stronger U.S. dollar and industry dynamics

▪	Continued downward pressure on Midwest and other regional premiums

▪	Aleris Operating System expected to drive increased productivity compared to prior year

“As our solid first quarter performance demonstrates, we continue to realize the benefits of the investments we have made to capitalize on the growth in demand across a number of key industries, including global automotive and aerospace, along with our building and construction business in North America,” Steve Demetriou, Aleris chairman and CEO said.  “Looking ahead to the next quarter, we expect to see continued strength in these segments.”

“With the recent divestitures of our recycling and extrusions businesses, we have completed our transformation into a pure play global rolled products company, allowing us to further sharpen our focus on serving high-value customers.  As a result of the successful ramp-up of our global automotive facility in Duffel, Belgium, the positive volume momentum of our world-class aerospace facility in Zhenjiang, China, and our automotive expansion project in Lewisport, Kentucky, Aleris is well-positioned to achieve long-term profitable growth,”  Demetriou said.

	For the three months ended
	March 31, 2015	March 31, 2014
(Dollars in millions, metric tons in thousands)
Metric tons shipped (1)	201	174
Revenue	$746	$591
Commercial margin	$302	$257
Segment income	$72	$65
Loss from continuing operations	$(26)	$(21)
Adjusted EBITDA	$55	$43
(1) Includes metric tons shipped to discontinued operations prior to completion of the sales. See “Operating and Segment Information” table below.

First Quarter 2015 Results
Adjusted EBITDA totaled $55 million for the first quarter of 2015 compared to $43 million for the first quarter of 2014. First quarter results were impacted by the following:

▪
higher shipment volumes of 15 percent, due primarily to our acquisition of Nichols, 17 percent higher automotive volumes, 3 percent higher global aerospace volumes, and 24 percent higher truck trailer volumes, led to an increase of approximately $5 million of Adjusted EBITDA;

▪	improved rolling margins, primarily from North America, contributed $4 million of Adjusted EBITDA;

▪	improved scrap spreads, as well as lower raw material prices in Europe, increased Adjusted EBITDA by approximately $2 million;

▪	a stronger U.S. dollar contributed to higher margins and currency exchange gains in Europe, which increased Adjusted EBITDA by approximately $11 million;

▪	increases in commodity pricing decreased Adjusted EBITDA by $2 million;

▪	base inflation of $5 million was partially offset by productivity savings of $3 million; and

▪	other expenses, including investments in quality and reliability as well as losses in China, decreased Adjusted EBITDA by $7 million.
Loss from continuing operations for the first quarter of 2015 was $26 million compared to a net loss of $21 million for the first quarter of 2014. Offsetting the impact of higher Adjusted EBITDA were:

▪	an $11 million increase in depreciation expense from continuing operations related to the acquisition of Nichols and the completion of our recent capital investments;

▪	a $2 million increase in restructuring expenses, primarily related to exit costs associated with closed sites;

▪	a $10 million increase in unrealized losses on derivative financial instruments as a result of LME price movements and derivative settlements;

▪	a $3 million increase in other expenses not included in Adjusted EBITDA; and

▪
a $6 million unfavorable variation in metal price lag (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales).

Partially offsetting these unfavorable items were:

▪	a $10 million favorable variation in currency exchange gains on debt which is not included in Adjusted EBITDA; and

▪	a $5 million reduction in start-up costs as our Asia Pacific operations have exited start-up phase.
In the first quarter of 2015, $50 million was spent on capital expenditures for our continuing operations; the majority being spent on the Lewisport upgrade and expansion project.
Aleris had $527 million of liquidity as of March 31, 2015, which consisted of approximately $381 million of availability under the ABL Facility plus approximately $146 million of cash on hand. The divestitures generated $518 million in proceeds, net of cash transferred, prior to fees, taxes and working capital and other adjustments. We expect the working capital adjustments to deliver an additional $60 million of cash to the Company during the second quarter of 2015, $57 million of which was received in April.
North America
North America segment income increased to $32 million in the first quarter of 2015 from $27 million in the first quarter of 2014. Segment Adjusted EBITDA increased to $29 million in the first quarter of 2015 from $23 million in the first quarter of 2014. Performance drivers included:

▪
a 39 percent overall volume increase, primarily attributable to the Nichols acquisition, was partially offset by unfavorable cost absorption, resulting in a $4 million increase in segment Adjusted EBITDA;

▪
stronger volumes in building and construction, coupled with a more value added mix in distribution, have driven solid margin expansion in the first quarter and led to a $4 million increase in segment Adjusted EBITDA;

▪	improved scrap spreads and metal related synergies due to the Nichols acquisition increased segment Adjusted EBITDA by $1 million;

▪	commodity inflation reduced Adjusted EBITDA by $1 million;

▪	base inflation of $2 million was more than offset by productivity savings of $3 million; and

▪	other expenses, primarily related to investments in quality and reliability, decreased segment Adjusted EBITDA by $2 million.
The increase in segment income was driven by the factors that drove the increase in segment Adjusted EBITDA as well as a $1 million unfavorable variance in metal price lag.
Europe
Europe segment income was $41 million in the first quarter of 2015 compared to $38 million in the first quarter of 2014. Segment Adjusted EBITDA increased to $39 million in the first quarter of 2015 from $30 million in the first quarter of 2014. Performance drivers included:

▪
an overall volume decline of 6 percent was more than offset by a stronger mix of products sold and positive impacts from cost absorption, increasing segment Adjusted EBITDA by $2 million. Demand for auto body sheet significantly outpaced the prior year, increasing 11 percent compared to the first quarter of 2014. Aerospace shipments were flat compared to prior year, indicating that the prolonged inventory overhang has subsided. However, regional commercial plate and sheet volume declined 17 percent due to economic weakness in Europe and competitive pressures;

▪	a stronger U.S. dollar had a favorable impact on margins and translation of U.S. dollar denominated working capital balances, resulting in a $10 million increase in segment Adjusted EBITDA;

▪	base inflation of $3 million was partially offset by productivity savings of $1 million; and

▪	other expenses, primarily due to investments in the Aleris Operating System, decreased segment Adjusted EBITDA by $2 million.
The increase in segment income was driven by the factors that drove the increase in segment Adjusted EBITDA as well as a $6 million unfavorable variance in metal price lag.
Asia Pacific
Our Asia Pacific segment loss and segment Adjusted EBITDA was $2 million. Asia Pacific continued to ramp-up production and shipped approximately 5,141 tons of plate, including aerospace plate, generating revenue of $21 million during the first quarter of 2015. As Asia Pacific’s 2014 results were classified as start-up costs, comparisons to the prior year are not meaningful. Asia Pacific’s start-up costs totaled $7 million in the first quarter of 2014.
Outlook
We estimate second quarter 2015 segment income and Adjusted EBITDA will be meaningfully higher than the second quarter of 2014. Factors influencing anticipated second quarter 2015 performance include:

▪	automotive volumes expected to exceed prior year;

▪	continued seasonal improvement in North America volume and margins;

▪	aerospace margins to benefit from a stronger U.S. dollar; expect higher volumes than prior year;

▪	lower coil and sheet volumes due to weakness in Europe and competitive pressures;

▪	strengthening scrap spreads due to strong U.S. dollar and industry dynamics;

▪	continued downward pressure on Midwest and other regional premiums; and

▪	Aleris Operating System expected to drive increased productivity.
Capital expenditures during the second quarter of 2015 are expected to be higher than the second quarter of 2014 primarily related to our auto body sheet project in Lewisport, Kentucky. We expect capital spending of approximately $325 million in 2015, including the amounts spent in the first quarter.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 13, 2015 at 9:00 a.m. Eastern Time. Steven J. Demetriou, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (5) increases in the cost of raw materials and energy; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) our ability to retain the services of certain members of our management; (9) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) variability in general economic conditions on a global or regional basis; (15) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (16) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit and capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after June 1, 2010 and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
Revenues	$746.2	$590.9
Cost of sales	689.4	539.3
Gross profit	56.8	51.6
Selling, general and administrative expenses	61.3	47.5
Restructuring charges	2.9	0.4
Losses (gains) on derivative financial instruments	9.1	(1.2)
Other operating expense, net	1.0	0.1
Operating (loss) income	(17.5)	4.8
Interest expense, net	26.6	26.2
Other income, net	(16.2)	(0.4)
Loss from continuing operations before income taxes	(27.9)	(21.0)
(Benefit from) provision for income taxes	(2.3)	0.2
Loss from continuing operations	(25.6)	(21.2)
Income from discontinued operations, net of tax	131.1	3.9
Net income (loss)	105.5	(17.3)
Net income from discontinued operations attributable to noncontrolling interests	0.1	0.3
Net income (loss) attributable to Aleris Corporation	$105.4	$(17.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
Segment income (loss):
North America	$32.0	$26.9
Europe	41.4	38.1
Asia Pacific	(1.9)	—
Total segment income	71.5	65.0

Depreciation and amortization	(36.6)	(25.1)
Other corporate general and administrative expenses	(17.9)	(15.0)
Restructuring charges	(2.9)	(0.4)
Interest expense, net	(26.6)	(26.2)
Unallocated losses on derivative financial instruments	(19.6)	(9.6)
Unallocated currency exchange gains (losses)	10.4	(1.5)
Start-up costs	(3.8)	(8.4)
Other (expense) income, net	(2.4)	0.2
Loss from continuing operations before income taxes	$(27.9)	$(21.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2015	March 31, 2014
Shipped metric tons:
North America	120.0	86.3
Europe	81.2	86.6
Asia Pacific	5.1	2.3
Intersegment shipments	(5.5)	(1.0)
	200.8	174.2
Shipments to discontinued operations	(3.6)	(8.8)
Total shipped metric tons	197.2	165.4

Revenues:
North America	$409.8	$261.3
Europe	333.5	354.8
Asia Pacific	21.5	10.0
Intersegment revenues	(4.8)	(6.5)
	760.0	619.6
Shipments to discontinued operations	(13.8)	(28.7)
Total revenues	$746.2	$590.9

Commercial margin:
North America	$154.9	$106.0
Europe	139.2	151.1
Asia Pacific	7.7	—
Total commercial margin	$301.8	$257.1

Commercial margin per metric ton:
North America	$1,291.0	$1,228.4
Europe	1,714.0	1,744.4
Asia Pacific	*	*

Segment Adjusted EBITDA:
North America (1)	$28.8	$23.2
Europe	39.1	30.3
Asia Pacific	(1.9)	—
Corporate	(11.0)	(10.1)
Total Adjusted EBITDA	55.0	43.4
Discontinued operations	10.5	15.8
Total Adjusted EBITDA including discontinued operations	$65.5	$59.2

Segment Adjusted EBITDA per metric ton:
North America	$239.9	$269.3
Europe	481.1	349.3
Asia Pacific	*	*
Aleris Corporation	273.4	249.1

* Result is not meaningful.
(1) During the first quarter of 2015, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change reduced segment Adjusted EBITDA for the three months ended March 31, 2015 by approximately $0.5 million.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2015	December 31, 2014
Current Assets
Cash and cash equivalents	$146.1	$28.6
Accounts receivable (net of allowances of $6.3 and $6.5 at March 31, 2015 and December 31, 2014, respectively)	341.2	271.0
Inventories	593.0	627.9
Deferred income taxes	28.1	28.1
Prepaid expenses and other current assets	94.8	44.9
Assets of discontinued operations - current	—	385.6
Total Current Assets	1,203.2	1,386.1
Property, plant and equipment, net	925.0	942.9
Intangible assets, net	41.7	44.0
Deferred income taxes	146.7	146.7
Other long-term assets	94.5	72.4
Assets of discontinued operations - long-term	—	269.8
Total Assets	$2,411.1	$2,861.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$257.9	$268.2
Accrued liabilities	176.6	183.3
Deferred income taxes	6.2	6.2
Current portion of long-term debt	10.3	3.3
Liabilities of discontinued operations - current	—	195.9
Total Current Liabilities	451.0	656.9
Long-term debt	1,250.0	1,474.9
Deferred income taxes	78.8	0.4
Accrued pension benefits	164.1	178.7
Accrued postretirement benefits	45.8	46.4
Other long-term liabilities	49.2	49.2
Liabilities of discontinued operations - long-term	—	156.4
Total Long-Term Liabilities	1,587.9	1,906.0
Redeemable noncontrolling interest	5.6	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,357,643 and 31,281,513 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	416.4	414.1
Retained earnings	144.7	39.1
Accumulated other comprehensive loss	(194.8)	(160.9)
Total Aleris Corporation Equity	366.6	292.6
Noncontrolling interest	—	0.7
Total Equity	366.6	293.3
Total Liabilities and Equity	$2,411.1	$2,861.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
Operating activities
Net income (loss)	$105.5	$(17.3)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	36.6	33.2
Benefit from deferred income taxes	78.7	0.5
Stock-based compensation expense	2.7	4.2
Unrealized losses (gains) on derivative financial instruments	17.4	9.3
Currency exchange (gains) losses on debt	(11.3)	0.3
Amortization of debt issuance costs	1.7	2.0
Gain on sale of discontinued operations	(205.3)	—
Other	(9.8)	1.1
Changes in operating assets and liabilities:
Change in accounts receivable	(161.6)	(83.5)
Change in inventories	19.7	(11.1)
Change in other assets	(3.3)	2.3
Change in accounts payable	19.4	90.3
Change in accrued liabilities	(10.7)	(3.5)
Net cash (used) provided by operating activities	(120.3)	27.8
Investing activities
Payments for property, plant and equipment	(65.2)	(47.5)
Proceeds from the sale of businesses, net of cash transferred	518.0	—
Other	(0.4)	0.5
Net cash provided (used) by investing activities	452.4	(47.0)
Financing activities
Proceeds from the ABL facility	151.0	40.0
Payments on the ABL facility	(375.0)	(30.0)
Proceeds from the Zhenjiang revolver	8.5	—
Payments on the Zhenjiang revolver	(2.6)	—
Net payments on other long-term debt	0.9	0.7
Other	(0.8)	(0.3)
Net cash (used) provided by financing activities	(218.0)	10.4
Effect of exchange rate differences on cash and cash equivalents	(4.0)	—
Net increase (decrease) in cash and cash equivalents	110.1	(8.8)
Cash and cash equivalents at beginning of period	36.0	60.1
Cash and cash equivalents at end of period	146.1	51.3
Cash and cash equivalents included within assets of discontinued operations - current	—	(8.5)
Cash and cash equivalents of continuing operations	$146.1	$42.8

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income (Loss) Attributable to Aleris Corporation and
Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
Adjusted EBITDA including discontinued operations	$65.5	$59.2
Less: Adjusted EBITDA from discontinued operations	10.5	15.8
Adjusted EBITDA from continuing operations	55.0	43.4
Unrealized gains on derivative financial instruments of continuing operations	(19.5)	(9.6)
Restructuring charges	(2.9)	(0.4)
Unallocated currency exchange gains on debt	9.8	—
Stock-based compensation expense	(2.7)	(4.2)
Start-up costs	(3.8)	(8.4)
Favorable metal price lag	5.6	11.6
Other	(6.3)	(2.4)
EBITDA from continuing operations	35.2	30.0
Interest expense, net	(26.6)	(26.2)
Benefit from (provision for) income taxes	2.3	(0.2)
Depreciation and amortization from continuing operations	(36.6)	(25.1)
Income from discontinued operations, net of tax	131.1	3.9
Net income (loss) attributable to Aleris Corporation	105.4	(17.6)
Net income from discontinued operations attributable to noncontrolling interest	0.1	0.3
Net income (loss)	105.5	(17.3)
Depreciation and amortization	36.6	33.2
(Benefit from) provision for deferred income taxes	78.7	0.5
Stock-based compensation expense	2.7	4.2
Unrealized losses on derivative financial instruments	17.4	9.3
Currency exchange (gains) losses on debt	(11.3)	0.3
Amortization of debt issuance costs	1.7	2.0
Gain on sale of discontinued operations	(205.3)	—
Other	(9.8)	1.1
Change in operating assets and liabilities:
Change in accounts receivable	(161.6)	(83.5)
Change in inventories	19.7	(11.1)
Change in other assets	(3.3)	2.3
Change in accounts payable	19.4	90.3
Change in accrued liabilities	(10.7)	(3.5)
Net cash (used) provided by operating activities	$(120.3)	$27.8

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
North America
Segment income	$32.0	$26.9
Favorable metal price lag (1)	(3.2)	(3.7)
Segment Adjusted EBITDA (2)	$28.8	$23.2

Europe
Segment income	$41.4	$38.1
Favorable metal price lag	(2.4)	(7.9)
Segment Adjusted EBITDA (2)	$39.1	$30.3

Asia Pacific
Segment loss	$(1.9)	$—
Segment Adjusted EBITDA (3)	(1.9)	—

(1) During the first quarter of 2015, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change reduced segment Adjusted EBITDA for the three months ended March 31, 2015 by approximately $0.5 million.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2015	March 31, 2014
North America
Revenues	$409.8	$261.3
Hedged cost of metal	(251.7)	(151.6)
Favorable metal price lag (1)	(3.2)	(3.7)
Commercial margin	$154.9	$106.0

Europe
Revenues	$333.5	$354.8
Hedged cost of metal	(191.9)	(195.8)
Favorable metal price lag	(2.4)	(7.9)
Commercial margin	$139.2	$151.1

Asia Pacific
Revenues	$21.5	$10.0
Hedged cost of metal	(13.8)	(10.0)
Commercial margin	$7.7	$—

(1) During the first quarter of 2015, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change reduced segment Adjusted EBITDA for the three months ended March 31, 2015 by approximately $0.5 million.